U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 20, 2015
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch CO,     80129
     (Address of principal executive offices)            (Zip Code)
Registrant's telephone number, including area code:    (303)-734-1727
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On May 20, 2015, Advanced Emissions Solutions, Inc. (“Company” or “we”) received notice from Jeffery C. Smith of his decision to retire as a director effective as of the close of business on May 31, 2015. The Board of Directors (the “Board”) appointed L. Heath Sampson as a director to fill the vacancy resulting from Mr. Smith’s retirement.

Mr. Smith served on our Board since August 2003 and was Chairman of the Board from March 2006 until June 2009. Mr. Smith also served as Chairman of the Nominating and Governance Committee from October 2010 until June 2013, continuing to serve as a member of that committee through his retirement, and as a member of the Company’s Audit Committee from January 2010 to October 2010 and Compensation Committee from 2006 through his retirement.

(d)
On May 20, 2015, the Board appointed L. Heath Sampson, Company’s current President and Chief Executive Officer, as a director effective June 1, 2015. Mr. Sampson will serve as a member of the Stock Committee of the Board, which serves as a Plan Administrator for the Company’s Amended and Restated 2007 Plan, as amended, and Amended and Restated 2010 Plan, as amended.

Biographical information about Mr. Sampson is available in the Company’s Current Report on Form 8-K filed with the U.S Securities and Exchange Commission (“SEC”) on April 7, 2015. Mr. Sampson will not receive any additional compensation for his role as a director of the Company. He has no family relationships with any other officer or director of the Company and has not been a party to a related party transaction pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:    May 27, 2015

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

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